Exhibit 10.1

EMPLOYMENT AGREEMENT

    This Employment Agreement (the “Agreement”), between Xhibit Corp., a Nevada corporation (the “Company”), and Kevin Weiss (“Employee”), is entered into effective as of June 19, 2013 (the “Effective Date”).

Recitals:

    Employee had entered into that certain Employment Agreement with Skymall Holding Corp. (“Subsidiary”) dated as of April 18, 2013 (the “Original Agreement”).

    Subsidiary has since become a subsidiary of the Company.

    Employee and the Company desire to terminate and replace the Original Agreement with this Agreement, pursuant to the terms hereof and whereby Employee shall be employed by the Company under the terms and subject to the conditions set forth below.

Agreements:

    In consideration of the mutual promises and covenants contained in this Agreement, the Company and Employee agree as follows:

    1. Term. The term of this Agreement shall begin on the Effective Date and shall expire on the fifth anniversary of this Agreement, unless sooner terminated by the Employee or the Company as provided herein (the “Term”).

    2. Employment.

       (a) Position and Duties. The Company agrees to employ and engage the services of Employee during the Term as the Chief Executive Officer (CEO) for the Company, reporting directly to its board of directors (the “Board”). Employee agrees to serve the Company in such capacity during the Term. Employee’s duties and responsibilities shall be those typical of a CEO, including (i) developing and setting the Company’s strategy, (ii) overseeing the Company’s operations and activities, (iii) working with the Board and senior management to develop and set the Company’s budget, (iv) overall management of the Company and (v) such other duties and responsibilities as may be assigned by the Board. All senior management employees of the Company shall report directly to Employee, or to such other employees of the Company as he designates. In addition, during the Term and so long as elected by the Company’s shareholders, Employee shall serve as a member of the board of directors of the Company.

       (b) Devotion of Efforts. Employee shall devote his full business time to the business and affairs of the Company, using his reasonable best efforts to promote the interests of the Company, and shall perform faithfully and efficiently the responsibilities assigned to him in accordance with this Agreement. This Section 2(b) shall not prohibit Employee from engaging in personal, investment, board or charitable activities, if such activities do not materially conflict with the business of the Company or materially interfere with Employee’s duties under this Agreement. Employee shall notify the Company in writing from time to time of any board, officer or other significant positions which he holds in connection with any such personal, investment, board or charitable activities. Such positions as of the Effective Date are set forth on Exhibit A to this Agreement.

    3. Compensation and Other Employment Terms.

       (a) Base Salary. During the Term, the Company shall pay Employee a base salary of $500,000.00 per year. The base salary shall be payable in cash, subject to applicable withholdings, in accordance with the then current payment policies of the Company for its employees, but no less frequently than monthly. The base salary may be increased during the Term by the Company, and may be decreased by the Company but only in connection with (and only to the same proportional extent as) across the board salary reductions affecting similarly situated employees of the Company (an "Across—the-Board Salary Reduction").

       (b) Bonus. In addition to the base salary specified in Section 3(a), Employee shall be eligible to participate in bonus plan(s) adopted from time to time by the Company. Employee's target bonus in 2013 will be $250,000.00 (the "Target Bonus"), prorated from the Effective Date and payable in or about March 2014. The bonus plan(s) referenced in this Section 3(b) will be jointly developed by the Employee and the Company within 90 days of the Effective Date. The grant of a bonus is discretionary and subject to the conditions set forth in the plans approved by the Company. Employee must be an active employee in good standing on the payment date to be eligible to receive a bonus payment. Notwithstanding the preceding sentence, the Company shall pay Employee the full amount of any bonus applicable in respect of a calendar year in the event that, at any time after November 30 of such year and before the date of payment of the bonus, (i) the Company terminates employee's employment due to his death or Disability or without Cause or (ii) Employee terminates his employment for Good Reason; and, if any such termination instead occurs on or before November 30 of such year, then the Company shall pay Employee a portion of the applicable bonus, pro rated (if and as applicable) based on the partial achievement (if any) through the termination date of any goals, metrics, targets or other objectives applicable established for the bonus at issue.

       (c) Vacation. Employee shall be entitled to (i) four (4) weeks of paid vacation annually (pro rated from the Effective Date through the end of 2013), and (ii) all federal and state holidays generally observed by the Company. Unused vacation time in any year shall be forfeited and shall not carry over to the next year. The timing of paid vacations shall be scheduled in a manner reasonably acceptable to the Company.

       (d) Employee Benefits. During the Term, and to the extent eligible, Employee shall be entitled to participate in all retirement, savings and other benefit plans and programs available either to similarly situated employees or to employees of the Company generally. In addition, Employee and his eligible dependents shall be eligible to participate in each welfare benefit plan of the Company currently maintained or hereafter established by the Company for the benefit of its employees (each, a "Welfare Benefit Plan"), in each case in accordance with the terms of such plans. Such Welfare Benefit Plans may include, without limitation, medical, dental, life and disability insurance plans and programs; provided that the Company may change its Welfare Benefit Plans from time to time in its discretion. During the Term, the Company shall pay the full amounts of all medical insurance premiums for Employee and his dependents. To the extent benefits provided under any such Welfare Benefit Plan are subject to Section 409A of the Internal Revenue Code of 1986, as amended, the benefits provided in any calendar year shall not affect the benefits to be provided in any other calendar year.

       (e) Business Expense Reimbursement. The Company shall reimburse Employee for all reasonable business expenses incurred in connection with the performance of his duties under this Agreement, including (i) reasonable travel and commuting expenses (including expenses of commuting to and from Employee's home in Massachusetts) and (ii) the reasonable expenses of moving Employee's personal belongings from his principal residence to the area of Phoenix, Arizona (it being understood that, after doing so, Employee nonetheless will periodically commute to and from the aforesaid Massachusetts home). Employee shall provide to the Company reasonable supporting documentation for all such expenses. The expenses eligible for reimbursement in any calendar year shall not affect the expenses available for reimbursement in any other calendar year, and all expenses shall be reimbursed by the Company within sixty (60) days after Employee submits such expense for reimbursement, but in no event later than the December 31 following the calendar year in which the expense was incurred.

       (f) Key Man Insurance Policy. The Company may, in its discretion and at its sole expense, obtain a key man life insurance policy (the "Policy") on the life of Employee, with the Company as the beneficiary under the Policy. Employee agrees to reasonably cooperate with the Company and its insurer with respect to the acquisition and/or maintenance of the Policy.

    4. Termination; Compensation Upon Termination.

       (a) Termination upon Death or Disability. Employee's employment shall automatically terminate if Employee dies or becomes Disabled during the Term.

       (b) Compensation Upon Termination by Company With Cause, or by Employee Without Good Reason. If the Company terminates Employee's employment with Cause, or if Employee terminates this Agreement without Good Reason, then the Company shall pay or provide to Employee (within ten (10) days after effective date of the termination of his employment) (i) his base salary through the date of termination, (ii) any accrued benefits to the date of termination, and (iii) reimbursement of outstanding business expenses incurred to the date of termination.

       (c) Compensation Upon Termination by Employee for Good Reason. If Employee terminates his employment for Good Reason, or if the Company terminates his employment without Cause (and not due to his death or Disability), then the Company shall pay or provide to Employee (within ten (10) days after effective date of the termination of his employment) (i) his base salary through the date of termination, (ii) any accrued benefits to the date of termination, (iii) reimbursement of outstanding business expenses incurred to the date of termination, (iv) Employee's profits interest in the Company (if any) vested as of the date of effective date of his termination of employment; and (iv) Severance. Notwithstanding the foregoing, the Company's obligation to pay Severance shall be conditioned upon (A) Employee being employed under this Agreement for a Term of at least 90 days, and (B) Employee executing and delivering to the Company a complete general release of all claims, known or unknown, against the Company and its subsidiaries and affiliates, including employment-related claims, in a form acceptable to the Company.

       (d) Definitions. For the purposes of this Agreement,

          (i) "Good Reason" shall mean (A) a material breach by the Company of any of its obligations under this Employment Agreement (including any reduction of his then-current base salary or any guaranteed portion of any bonus, but excluding an Across-the-Board Salary Reduction) which is not otherwise corrected if capable of being corrected, within thirty (30) days after a written demand for performance has been delivered by the Employee which specifically identifies the manner in which the Employee believes the Company has not complied with the obligation(s) at issue; or (B) the Employee being directed by the Board to engage in unlawful acts; or (C) the occurrence of any of the following events without the Employee's express, prior written consent (unless corrected before the date of termination): (1) the assignment to the Employee of any duties that (i) are of lesser status, dignity and character than the duties reasonably and customarily required of an employee assigned the title, position, responsibilities and authority contemplated in Section 2(a) above or (ii) are otherwise materially inconsistent with such title, position, responsibilities and authority; (2) a substantial reduction in the nature or status of the Employee's title, position, responsibilities or authority from those contemplated in Section 2(a) above; or (3) any other action by the Company which results in a material diminution in the Employee's title, position, responsibilities or authority; or (D) a relocation of the Employee's principal place of employment to a location more than fifty (50) miles from the Company's current employee offices in Phoenix, Arizona.

          (ii) "Disability" shall mean Employee's inability, with reasonable accommodation, to perform one or more of the essential functions of Employee's position hereunder on a full-time basis for a period exceeding 90 consecutive days or for periods aggregating more than 90 days during any 12 month period as a result of incapacity due to physical or mental impairment not due to drug or alcohol abuse (it being understood that, if Employee is not performing due to drug or alcohol abuse, such non-performance shall entitle the Company to terminate for Cause as provided in this Agreement). If there is a dispute as to whether Employee is or was physically or mentally unable to perform the essential functions of Employee's position under this Agreement, such dispute shall be submitted for resolution to a licensed physician agreed upon by the Company and Employee, or if an agreement cannot be promptly reached, the Company and Employee will each select a physician, and if these physicians cannot agree, they will pick a third physician whose decision shall be binding on all parties. If such a dispute arises, Employee shall submit to such examinations and shall provide such information as such physician(s) may request, and the determination of the physician(s) may be released to the Company and, as to Employee's physical or mental condition, shall be binding and conclusive.

          (iii) "Cause" shall mean Employee's: (A) indictment, conviction or plea of nolo contendere for (1) any felony, or (2) any misdemeanor (other than a traffic violation) relating to the Company which is punishable by imprisonment under federal, state or local law; or (B) breach of fiduciary duty; or (C) commission of embezzlement or fraud on, or in his dealings with, the Company or his misappropriation of any of the Company's funds or assets; or (D) willful failure to perform his material duties which is continuing for at least fifteen (15) days after a written demand for performance has been delivered by the Board which specifically identifies the manner in which the Company believes the Employee has not substantially performed said duties, or the Employee's material violation of any covenant of hisin this Employment Agreement, provided that the Board has given the Employee written notice specifically identifying such violation and he has not cured the same within fifteen (15) days after the giving thereof (provided, however, that neither of the above cure periods will be applicable in the event that the applicable actions, by their nature, cannot be cured); or (E) willful misconduct that results or is likely to result in gain or personal enrichment of the Employee at the expense of the Company, whether monetarily or otherwise, or any other willful misconduct that has or is likely to have a material adverse effect upon the Company's financial condition, results of operations, business or prospects or any of its assets, properties or rights (whether tangible or intangible), including (but not limited to) intentionally causing or knowingly influencing the material misstatement of a financial position or statement of income or expense of the Company; or (F) willful failure to comply with any applicable law that is material to the business or affairs of the Company or with any written Company policies or directives including (but not limited to) those relating to discrimination or sexual harassment, provided that the Board has given the Employee written notice specifically identifying such violation and he has not cured the same within fifteen (15) days after the giving thereof (provided, however, that no such cure period will be applicable in the event that the applicable actions, by their nature, cannot be cured).

          (iv) "Severance" shall mean (a) $500,000, less applicable withholdings; and (b) a lump sum bonus payment as set forth below (the "Severance Bonus"), less applicable withholdings. The Company shall pay the Severance to Employee within ten (10) days after effective date of the termination of his employment. In the event Severance is payable to Employee in calendar year 2013 or 2014, the Severance Bonus shall equal the Target Bonus. In the event Severance is payable to Employee in any other calendar year during the Term, the Severance Bonus shall be a sum equaling the average bonus payment he actually received in the Company's two most-recently ended fiscal years. Employee will not be required to mitigate the amount of the aforesaid Severance payment (including by requiring Employee to seek post-termination employment), nor will any post-termination earnings that Employee may receive from any other source reduce such payment. The Company's obligation to make such- payment will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have at any time against Employee or others (excluding only the requirement in Section 4(c) above relating to the general release).

    5. Nonrecruitment, Nonsolicitation, Noncompetition and Nondisparagement Covenants.

       (a) Nonrecruitment of Employees. In consideration of the compensation and benefits being paid and to be paid by the Company to Employee hereunder, Employee agrees that, during employment with the Company and for one year after the termination of Employee's employment by either party and for any reason, Employee shall not, directly or indirectly, hire, solicit or recruit for employment or encourage to leave employment with the Company or any subsidiary of the Company (collectively, “Xhibit”), on his own behalf or on behalf of any other person or entity other than Xhibit, any employee of Xhibit with whom Employee worked during Employee's employment, unless such person has thereafter ceased to be employed by Xhibit for a period of at least one year prior to any such hiring, solicitation, recruitment or encouragement. This Section 5(a) will not apply to non-targeted, public advertising of available positions of employment engaged in by Employee or any other person or entity.

       (b) Nonsolicitation of Customers. In consideration of the compensation and benefits being paid and to be paid by the Company to Employee hereunder, Employee agrees that, during employment with the Company and for one year after the termination of Employee's employment by either party and for any reason, Employee shall not, directly or indirectly, on behalf of himself or of anyone other than Xhibit, for the purpose of selling or providing Competitive Services do any of the following things: (a) solicit or attempt to solicit any Customer to cease or refuse to furnish goods or services to, or purchase goods or services from, Xhibit; or (b) solicit or attempt to solicit any Customer to transfer any material portion of its business with Xhibit to any other person or entity. For purposes of this Agreement,

          (i) the term "Competitive Services" means: (A) multi-channel direct marketing of merchandise through catalogue and websites, and (B) turn-key merchandise fulfillment solutions for loyalty marketing programs, and

          (ii) the term "Customer" means any person or entity: (A) with whom Employee had material contact on behalf of Xhibit during the last eighteen (18) months of his employment for the purpose of Xhibit providing, selling, or attempting to provide or sell products or services to such person or entity; or (B) about whom Employee learned confidential information or trade secrets during and as a result of his employment with the Company.

          Nothing in the foregoing provisions of this Section 4(b) and nothing in Section 4(c) below will be construed as barring or restricting Employee in teuils of his rights, after he is no longer employed by the Company, to render services in any capacity either (i) to an entity that provides Competitive Services which produced, during such entity's most recently ended fiscal year, less than twenty-five percent (25%) of such entity's gross revenue (when consolidated with all such entity's subsidiaries, if any), where the services Employee renders are substantially related to such Competitive Services, or (ii) to an entity that provides Competitive Services, where the services Employee renders are wholly unrelated to such Competitive Services.

       (c) Noncompetition. In consideration of the compensation and benefits being paid and to be paid by the Company to Employee hereunder, Employee agrees that during the Restricted Period, Employee shall not have any ownership interest in, and shall not engage, directly or indirectly, in the provision of management, business development, strategic planning, financing, consulting or sales services for, any person or entity engaged in the business of providing Competitive Services within the Restricted Territory. Notwithstanding anything in this Agreement to the contrary, Employee may acquire up to 1% of any company whose stock is publicly traded on a national securities exchange or over-the-counter market. For purposes of this Agreement, (i) "Restricted Period" means the period of Employee's employment with the Company and for one year after the termination of Employee's employment by either party and for any reason; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, "Restricted Period" shall mean the period of Employee's employment with the Company and for nine months after the termination of Employee's employment by either party and for any reason, or such other period as the court shall determine to be reasonable, and (ii) "Restricted Territory" means  North America; provided, however, that if a court of competent jurisdiction determines that such territory is too broad to be enforceable, "Restricted Territory" shall mean the United States of America. The Restricted Period shall be extended by the number of days in any period in which Employee is deemed to be in default or breach of Sections 5, 6 or 7 of this Agreement.

       (d) Nondisparagement. During Employee's employment with the Company and for one year after the termination of Employee's employment by either party and for any reason, neither of Employee or the Company will make any statement (written or oral) that could reasonably be perceived as disparaging the other (including, in the case of the Company, its employees). By way of example and not limitation, (i) Employee agrees that he will not make any written or oral statements that cast in a negative light the services, qualifications, business operations or business ethics of Xhibit or its employees, and (ii) Company agrees that it will not make any written or oral statements that cast in a negative light the services, qualifications, capabilities or business ethics of Employee. Nothing in this Section 5(d) shall restrict either party's ability to consult with counsel or to take any legal action with respect to Employee's employment or termination of employment with the Company.

       (e) Enforceability of Covenants. Employee represents and acknowledges that the covenants in this Agreement are reasonably necessary for the protection of the interests of the Company, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Employee. Notwithstanding the foregoing, should any court of competent jurisdiction determine that any covenants in this Agreement are unreasonable as to duration, scope, or territory, the covenants shall be enforceable as provided in this Agreement with respect to the maximum duration, scope and territory as the court determines to be reasonable. Employee agrees that any breach of these covenants may result in irreparable damage, and injury to the Company, and that the Company may be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to seek injunctive relief in any court of competent jurisdiction.

    6. Nondisclosure of Trade Secrets and Confidential Information.

       (a) Trade Secrets Defined. As used in this Agreement, the term "Trade Secrets" shall mean all secret, proprietary or confidential information regarding Xhibit, its activities, business or customers that fits within the definition of "trade secrets" under the Uniform Trade Secrets Act. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Xhibit. This definition shall not limit any definition of "trade secrets" or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

       (b) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information regarding Xhibit, its activities, business or customers that is not generally known to persons not employed by Xhibit and that is not generally disclosed by Xhibit practice or authority to persons not employed by Xhibit and is the subject of reasonable efforts to keep it confidential. "Confidential Information" shall include, but not be limited to, business methods and forms, marketing plans, strategic business plans, information regarding leads or lead generation methods, information regarding Xhibit's Customers and suppliers, technical information regarding Xhibit products or services, product development, operations techniques, models, current and future development and expansion or contraction plans of Xhibit, sale/acquisition plans and contracts, information concerning the legal affairs of Xhibit and information concerning the financial affairs of Xhibit. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Xhibit. This definition shall not limit any definition of "confidential information" or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law. Additionally, "Confidential Information" shall not include Employee's copies of lists of customers (or customer leads), clients, suppliers and vendors of Xhibit provided that (i) the persons and entities identified thereon are parties with whom Employee conducted business before the Effective Date, and (ii) Employee does not use any such lists in contravention of his obligations under Sections 5(b) and 5(c) hereof.

       (c) Nondisclosure of Confidential Information and Trade Secrets. During Employee's employment and for a period of one year after the termination of Employee's employment by either party and for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secrets or Confidential Information to any person or entity, or make use of any such Trade Secrets or Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the Company, except pursuant to the good faith perfoimance of Employee's duties under this Agreement. Trade Secrets protected by the Uniform Trade Secrets Act or other applicable federal, state or local law shall not lose this protection at the end of the one-year period but shall remain protected from use or disclosure for so long as they remain Trade Secrets.

       (d) Enforceability of Covenants. Employee and the Company agree that Employee's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of the Company to perform its obligations under any provision of this Agreement shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to the Company under federal, state or local law.

    7. Ownership of Protected Works.

       (a) Protected Works. The term "Protected Works" as used in this Agreement means any and all ideas, inventions, formulas, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists (subject to the last sentence of Section 6(b) above), trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, or subject to copyright or trademark or trade secret protection, developed and produced by Employee, alone or in conjunction with others, during his employment with the Company and relating in any way to the business of Xhibit.

       (b) Ownership and Assignment of Protected Works. Employee agrees that any and all Protected Works developed by Employee during his employment with the Company are the sole property of the Company, and that no compensation in addition to the amounts set forth in Section 3 of this Agreement is due to Employee for development of such Protected Works. Employee hereby assigns and agrees to assign all of his respective rights, title and interest in Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. Employee further agrees at the Company's request and without further consideration, but at the expense of the Company, that Employee will communicate to the Company any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisional, continuing, continuation-in-part, or reissue applications, all assignments, all registration applications and all other instruments or papers to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. Employee agrees that he will not apply for any state, federal, or other jurisdiction's registration of rights in any of the Protected Works and that he will not oppose or object in any way to applications for registration of the same by the Company or others designated by the Company. Employee agrees to exercise reasonable care to avoid making the Protected Works available to any third party. Employee also agrees that he shall be liable to the Company for all damages, excluding the Company's attorneys' fees and other expenses of litigation, if the Protected Works are made available to third parties in any manner by Employee without the express written consent of the Company.

    8. Rights to Materials and Return of Materials. All records, files, software, software code, memoranda, reports, price lists, leads, customer lists, drawings, training materials, workflows, phone lists, plans, sketches, documents, technical information, and other tangible items (together with all copies of such documents and things) relating to the business of Xhibit, which Employee shall use or prepare or come in contact with in the course of, or as a result of, Employee's employment shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, software and related data, information and things provided to Employee by Xhibitor obtained by Employee, directly or indirectly, from Xhibit, also shall remain the sole property of Xhibit. Upon the termination of Employee's employment or upon the demand of the Company, Employee shall immediately return all such materials and things to the Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Xhibit after termination or the Company's request for return. Notwithstanding the preceding sentence, Employee may retain his personal copies of (i) records relating to his employment and compensation (e.g., this Agreement, copies of bonus plans, and the like), (ii) materials previously distributed generally to the Company's employees or participants in its employee benefits plans and programs (including Welfare Benefit Plans), and (iii) other agreements or instruments hereafter entered into between Employee and the Company.

    9. Compliance with Policies and Laws. Employee agrees to be bound by and to observe any and all of the Company's written policies, work rules or standards of conduct. Employee further agrees to abide by the laws and regulations of the United States and other applicable jurisdictions and to exercise good judgment in the best interest of the Company.

    10. Miscellaneous.

       (a) Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof, and supersedes all prior oral or written agreements or understandings related to the subject hereof.

       (b) Amendments. The Agreement may not be amended or modified, and no provision of this Agreement may be waived except in writing signed by both the Company and Employee. Waiver of any one provision of this Agreement shall not be deemed a waiver of any other provision.

       (c) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective, heirs, legal representatives, successors and assigns; provided, however, Employee agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

       (d) Severability. Each provision shall be considered severable. If for any reason any provision or provisions are determined to be invalid or contrary to applicable law, such invalidity will not impair the operation of or affect the remaining provisions.

       (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Arizona.

       (f) Headings. Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

       (h) Representation by Counsel. Each party acknowledges and agrees that this Agreement has been reviewed by legal counsel of his or its choosing.

          (i) Dispute Resolution. The parties agree that, except as provided in Section 10(i)(iii), any controversy, claim or dispute of whatever nature between Employee and the Company arising out of or relating to this Agreement, or arising out of Employee's employment with the Company (each, a "dispute"), shall, subject to the mediation provision set forth below, be filed exclusively in the state or federal courts in Maricopa County, Arizona. The parties consent and agree to the jurisdiction of the Arizona courts. Neither of the parties will argue or contend that it is not subject to the jurisdiction of the Arizona courts or that venue in Maricopa County, Arizona, is improper. The parties agree to waive any right to a trial by jury in any such dispute and that the matter will be tried solely to the court. The parties understand that they are giving up valuable legal rights under this provision, including the right to trial by jury, and that they voluntarily and knowingly waive those rights.

          (i) Mediation. The parties will first attempt to mediate the dispute before a neutral mediator mutually agreed upon by the parties. If the parties cannot agree on a mediator within 15 days after either party provides the other with written notice of a dispute to be resolved pursuant to this Section 10(i)(i), then the American Arbitration Association ("AAA") shall be asked to designate a mediator who is available to conduct a mediation as promptly as possible.

          (ii) Litigation. If the parties are unable to resolve their dispute by mediation, after the unsuccessful conclusion of any such mediation, either party may pursue the remedies available to it at law or equity; provided that any such proceeding shall be subject to all of the terms of this Section 10, including jurisdiction, choice-of-law, venue and waiver of jury trial.

          (iii) Exceptions. The parties agree that the procedures outlined in this Section 10 are the exclusive methods of dispute resolution, except that notwithstanding the foregoing, the Company may bring an action for injunctive relief, specific performance or other equitable relief in any court of competent jurisdiction to enforce the provisions of Sections 5, 6, 7 and 8 of this Agreement. Should a party institute a legal action or administrative proceeding against the other with respect to any dispute without complying with the requirements of this Agreement, such breaching party shall be responsible for all damages, costs, expenses and attorney's fees incurred by the other party in dismissing such action and otherwise as a result of such breach.

       (j) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice request, demand, claim or other communication hereunder shall be duly given if delivered by hand delivery or if delivered to the following address by mail or receipted delivery:

To the Company:

Mike Schifsky, CFO
Xhibit Corp.
80 E. Rio Salado Parkway, Suite 115
Tempe, Arizona 85281

With a copy to:

Keller Rohrback, PLC
3101 N. Central Ave., Suite 1400
Phoenix, Arizona 85012
Attn: Stephen R. Boatwright, Esq.

To Employee:

At his then-current principal residential address as last
reflected in the Company's books and records.

With a copy to:

Winslett Studnicky McCormick & Bomser LLP
6 East 39th Street, 6th Floor New York NY 10016-0112 Attn: Larry Studnicky, Esq.

Either party may change its or his address for notice by written notice to the other.

       (k) Taxes. Any payments provided for hereunder shall be paid net of any applicable employment taxes or other withholdings required under federal, state or local law.

       (l) Survival. The provisions of Sections 4 through 8 and 10 shall survive the expiration or termination of this Agreement.

       (m) Effect of Termination of Original Agreement. Upon full execution hereof, the Original Agreement shall be terminated, null and void, and in no further effect, except with respect to (i) those covenants of Employee to Subsidiary as set forth in Sections 5-8 thereof; and (ii) the obligations of Subsidiary to pay any unpaid Base Salary as set forth in Section 3(a) therein up through the Effective Date hereof shall continue as set forth therein. For purposes of illustration and clarity, Employee confirms and warrants to the Company and Subsidiary that all compensation obligations set forth therein in Sections 3(b), (c) and (f), as well as any post termination compensation described in Section 4 therein is hereby cancelled, it being superceded and replaced by the consideration set forth herein.

[signatures on following page]

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Kevin M. Weiss
Kevin M. Weiss, CEO

COMPANY:

XHIBIT CORP.

By: /s/ Michael J. Schifsky
Name: Michael J. Schifsky, CFO

Exhibit A

Significant Positions Held on Effective Date

Operating Partner, Bertram Capital Management LLC